Exhibit 10.2
GROSS-UP AGREEMENT
THIS GROSS-UP AGREEMENT (this “Agreement”) is made as of January 29, 2025 (the “Effective Date”), by and between NorthStar Healthcare Income, Inc., a Maryland corporation (together with its successors, including, without limitation, Merger Sub (as defined below) after the consummation of the Transactions (as defined below), the “Company” and together with its subsidiaries or affiliates, the “Company Group”), and Ann Harrington (“Executive”). Each party hereto is individually referred to as a “Party” and collectively referred to as the “Parties.”
WHEREAS, the Company has determined that Executive is or may be a “disqualified individual” (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”));
WHEREAS, in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Compound Holdco LLC, a Delaware limited liability company (“Parent”), Compound Merger Sub LLC, a Delaware limited liability and wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the limited purposes set forth in Section 10.14 thereof, Welltower OP LLC, a Delaware limited liability company, Executive may receive or retain certain payments and benefits that may be determined to be “excess parachute payments” (as such term is defined under Section 280G of the Code) that could be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”);
WHEREAS, the Parties acknowledge the uncertainty associated with determining whether payments and benefits received or to be received by Executive might constitute excess parachute payments and thereby become subject to the Excise Tax, and, in such case, determining the extent of any excess parachute payments; and
WHEREAS, the Company believes it to be in the best interest of the Company to provide Executive a potential gross-up payment to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by the potential adverse tax consequences and to encourage Executive’s full attention and dedication to the Company, and the Company has agreed to provide Executive with a gross-up payment subject to the terms and conditions of this Agreement in the event Executive is required to pay the Excise Tax in connection with or contingent upon the transactions contemplated by the Merger Agreement (the “Transactions”).
NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.Gross-Up.
(a)If in connection with or contingent upon the consummation of the Transactions any (i) payments or benefits paid or provided, or to be paid or provided, to Executive or for Executive’s benefit pursuant to any agreement, policy, plan, arrangement or

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otherwise, (ii) accelerated vesting of any incentive or bonus awards held by Executive, or (iii) lapse or termination of any restriction under any other agreement, policy, plan, program or arrangement or otherwise in connection with, or arising out of, Executive’s employment or service with the Company Group or the termination thereof (each, a “Payment” and, collectively, the “Payments”) are determined to be “excess parachute payments” subject to the Excise Tax, the Company will pay, or cause to be paid, to or on behalf of Executive an additional payment (the “Gross-Up Payment”) in an amount such that, after deduction of any federal, state, and local income, payroll or other tax, including any Excise Tax imposed upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by Executive with respect thereto, Executive retains an after-tax amount of the Gross-Up Payment equal to the Excise Tax (including any related interest and penalties) imposed upon the Payments. The Gross-Up Payments are subject to tax withholding, and all or a portion may be withheld and paid over to the Internal Revenue Service (the “IRS”) or any other applicable taxing authority for Executive’s benefit at the time when the Excise Tax is required to be withheld from any Payment to Executive. If a Gross-Up Payment becomes payable with respect to any Payment, such Gross-Up Payment will be paid by the Company to Executive at the earlier of (x) within 10 days after receipt of the Payment by Executive, if at the time of the Payment a determination has been made that the Excise Tax applies to the Payment, or (y) within 10 days after a determination has been made that the Excise Tax applies to the Payment, if at the time of the Payment no such determination had been made. Notwithstanding the foregoing, in no event will the Gross-Up Payment exceed $330,000 (the “Gross-Up Cap”).
(b)Subject to the provisions of this Section 1(b), all determinations required to be made under this Section 1, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by either Pearl Meyer & Partners, LLC or a nationally recognized certified accounting firm designated jointly by the Company and Executive prior to consummation of the Transactions (in either case, the “Consultant”). Determination of whether a Gross-Up Payment is required pursuant to this Agreement, and, if applicable, the amount of such Gross-Up Payment, will be made by the Consultant (at the Company’s expense), and any such determination by the Consultant shall be binding upon the Company Group, their respective successors and assigns, and Executive and Executive’s heirs. The Consultant shall promptly provide detailed supporting calculations as reasonably requested by Company or Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Consultant hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 1(c) (if applicable) and Executive thereafter is required to make a payment of any Excise Tax, the Consultant shall determine the amount of the Underpayment (for the avoidance of doubt, on an after-tax basis for any Excise Tax or income tax calculated in accordance with Section 1(a) and this Section 1(b)) plus any applicable interest or penalties, and such amount shall be paid within 10 days of such determination by the Company to Executive or remitted to the IRS or any other applicable taxing authority for Executive’s benefit; provided, that payment of an Underpayment amount shall not be made to the extent that it would cause the aggregate amount of any Underpayment plus the initial Gross-Up Payment payable pursuant to this Agreement to exceed the Gross-Up Cap.
(c)Executive shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of the Underpayment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of

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taxes with respect to such claim is due). The Company shall use commercially reasonable efforts to contest any such claim that, if successful, would result in an Underpayment (disregarding the Gross-Up Cap for purposes of determining whether the Underpayment would be payable to Executive), and to mitigate the amount of any Excise Tax that could result in such Underpayment, whether or not Gross-Up Cap has been met. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim Executive shall:
(i)give the Company any information reasonably requested by the Company relating to such claim,
(ii)take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by any attorney reasonably selected by the Company,
(iii)cooperate with the Company in good faith in order effectively to contest such claim, and
(iv)permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.
(v)Without limitation on the foregoing provisions of this Section 1(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment or Underpayment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.
(d)If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 1(b) or Section 1(c), Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, that if the Company and Parent determine that such repayment obligation would be or

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result in an unlawful extension of credit under Section 13(k) of the Securities Exchange Act of 1934, as amended, or otherwise violates applicable law, repayment shall not be required.
(e)If it is established pursuant to a final determination of a court or an IRS proceeding that the Excise Tax is less than the amount previously taken into account under this Agreement, Executive will repay the Company the portion of the Gross-Up Payment attributable to such reduction plus any interest received by Executive pursuant to such final determination or from the IRS on the amount of such repayment; provided that if any such amount has been paid by Executive as an Excise Tax or other tax, Executive will cooperate with the Company in seeking a refund of any tax overpayments, and Executive will not be required to repay an amount equal to such tax overpayments to the Company until the overpaid taxes and interest thereon are refunded to Executive. Executive will make the repayment to the Company no later than 30 days after Executive’s receipt of notice of such final determination or, if Executive paid such amounts to the IRS, 30 days after Executive receive a refund of such amounts from the IRS, if later; provided, that if the Company and Parent determine that such repayment obligation would be or result in an unlawful extension of credit under Section 13(k) of the Securities Exchange Act of 1934, as amended, or otherwise violates applicable law, repayment shall not be required.
2.Taxes. The Company Group may withhold from any payments made under this Agreement applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that no member of the Company Group has provided any tax advice to Executive in connection with this Agreement and Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments and benefits that may be made to Executive pursuant to this Agreement.
3.Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
To the most recent address set forth in the personnel records of the Company;
If to the Company (prior to the consummation of the Transactions):
Northstar Healthcare Income , Inc
575 Lexington Avenue, 14th Floor
New York, NY
Attention: General Counsel

If to the Company (prior to the consummation of the Transactions):
c/o Welltower OP LLC
4500 Dorr Street
Toledo, Ohio 43615
Attention: General Counsel
Email: MMcqueen@Welltower.com; legalnotice@welltower.com;

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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4.No Obligation to Proceed with Transaction. Executive acknowledges and understands that the Company retains sole discretion to determine if and when to proceed with the Transactions and the terms and conditions upon which the Transactions will be affected.
5.No Right to Employment or Other Status; Non-Alienation. Nothing in this Agreement shall be construed as giving Executive the right to continued employment or any other relationship with the Company Group. The obligation to pay the Gross-Up Payment and any Underpayment shall at all times be an unfunded and unsecured obligation of the Company.
6.Survival. Notwithstanding anything to the contrary herein, Executive’s rights under this Agreement shall survive the termination of Executive’s employment for any reason; provided, that this Agreement shall only apply in respect of the Transactions and Executive shall have no rights hereunder in the event of a “change in control ownership or effective control” within the meaning of Code Section 280G other than the Transactions.
7.Remedies. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the non-breaching Party shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of damages or otherwise, in addition to any other remedy to which such Party is entitled at law or in equity. Each Party hereby waives (a) any defense in an action for specific performance that a remedy at law would be adequate to prevent or restrain breaches or threatened breaches and (b) any requirement under any law to post a security as a prerequisite to obtaining equitable relief. The Parties agree that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right no Party would have entered into this Agreement.
8.Full Settlement. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others and shall be in full settlement of any liabilities and/or responsibilities with respect to Section 4999 of the Code.
9.Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and the Company’s or a related entity’s successors and assigns, including any direct or indirect successor by purchase, merger, consolidation, reorganization, liquidation, dissolution, winding up, name change or otherwise with respect to all or substantially all of the business or assets of the Company, including, without limitation, Parent or Merger Sub after the consummation of the Transactions, Executive’s spouse, heirs, and personal and legal representatives. In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
10.Governing Law; Waiver of Jury Trial. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to its choice of law rules. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

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11.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same Agreement. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
12.Entire Agreement. This Agreement contains the entire understanding of the Parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions by and between Executive and the Company with respect to the subject matter hereof, including any provision in any other written agreement between Executive and any member of the Company Group that provides for a reduction in Payments in order to avoid the imposition of the Excise Tax. In executing this Agreement, neither Party relies on any term, condition, promise, or representation other than those expressed in this Agreement.
13.No Amendment. This Agreement may not be amended, terminated or discontinued in whole or in part without the written consent of Executive and the Company.
14.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
15.Section 409A. The intent of the Parties is that payments and benefits under this Agreement be exempt from or otherwise comply with Section 409A the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in accordance therewith. The Gross-up Payment and the Underpayment and any other compensation under this Agreement will be made no later than the date specified under Treasury Regulation section 1.409A-3(i) (1)(v). Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, death). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive shall be solely

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responsible for the payment of any taxes and penalties incurred under Section 409A. Notwithstanding anything to the contrary in this Agreement, (i) any Gross-Up Payment (including any Underpayments) shall be paid no later than the end of Executive’s taxable year next following the taxable year in which the Excise Tax (or any income or other related taxes or interest or penalties thereon) on a Payment is remitted to the IRS or any other applicable taxing authority, and (ii) any reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability pursuant to Section 1(b) or Section 1(c) will be paid no later than the end of Executive’s taxable year next following the taxable year in which the taxes that are the subject of the audit or litigation are remitted to the IRS or any other applicable taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of Executive’s taxable year next following the taxable year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation. For clarity, the preceding sentence is solely intended to ensure the payments contemplated thereby comply with applicable payment timing rules under Section 409A, and not to extend the deadlines for making payments to the Executive, as otherwise provided for in this Agreement.
16.Termination. The Agreement and all obligations of the Company Group hereunder will terminate automatically upon the earliest of (i) the date on which the Merger Agreement is terminated, in accordance with its terms, prior to the occurrence of the Effective Time (as defined in the Merger Agreement), (ii) the date on which all payments and benefits payable under the Agreement have been satisfied in full, and (iii) March 31, 2027.
[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date indicated above:
NORTHSTAR HEALTHCARE INCOME, INC.
By: /s/ Kendall Young
Name: Kendall Young
Title: Chief Executive Officer

EXECUTIVE

/s/ Ann Harrington
Name: Ann Harrington

[Signature Page to Gross-Up Agreement]

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